ASSOCIATED ESTATES REALTY CORPORATION 3rd QUARTER EARNINGS
For more information regarding the content	For Immediate Release
of this news release, please contact:

Kimberly Kanary	News Release No.: 08-24
(216) 797-8718	Release Date: October 27, 2008

ASSOCIATED ESTATES REALTY CORPORATION REPORTS THIRD QUARTER RESULTS
Same Community Occupancy 95.8%
Same Community NOI Up 6.9% for the Quarter
Company Reaffirms Full-Year Guidance

Cleveland, Ohio – October 27, 2008 – Associated Estates Realty Corporation (NYSE:AEC) (NASDAQ: AEC) today reported a net loss available to common shareholders of $4.2 million or $0.26 per common share (basic and diluted), for the third quarter ended September 30, 2008, compared with a net loss available to common shareholders of $4.0 million or $0.24 per common share (basic and diluted), for the third quarter ended September 30, 2007.

Funds from operations (FFO) for the quarter were $0.31 per common share (basic and diluted), compared with $0.29 per common share (basic and diluted), for the third quarter ended September 30, 2007, a 6.9 percent increase.

A reconciliation of net (loss) income applicable to common shares to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Revenue for the quarter was $35.3 million compared with $34.5 million for the third quarter of 2007, a 2.3 percent increase.

Q3 Same Community Portfolio Results
Net operating income (NOI) from the Company’s same community portfolio increased 6.9 percent as a result of revenue increasing 3.3 percent, and property operating expenses decreasing 1.0 percent, compared with the third quarter of 2007.  Physical occupancy remains constant at 95.8 percent compared to the end of the third quarter of 2007.  For the third quarter, the average net rent collected per unit for the same community properties increased 3.1 percent to $864 per month.   Net rent collected per unit for the Company’s same community Midwest portfolio grew 5.1 percent to $789, while net rent collected per unit for the Company’s same community properties in the Mid-Atlantic/Southeast markets decreased 0.1 percent to $1,020.

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://ir.aecrealty.com/results.cfm.

Year-to-Date Performance
For the nine months ended September 30, 2008, net income applicable to common shares was $31.8 million or $1.96 per share (basic and diluted) compared to net income applicable to common shares of $4.0 million or $0.23 per share (basic and diluted) for the period ended September 30, 2007.  The results for the nine month period ended September 30, 2008 and September 30, 2007 include gains from property sales of $45.2 million and $17.0 million, or $2.79 per share and $1.00 per share, respectively.

ASSOCIATED ESTATES REALTY CORPORATION 3rd QUARTER EARNINGS

Funds from operations for the first nine months ended September 30, 2008 were $0.87 per share and include defeasance and/or prepayment costs of $2.0 million, or approximately $0.12 per share associated with the repayment of $11.0 million in debt. Excluding these costs, FFO as adjusted for the period ended September 30, 2008 was $0.99 per share.

A reconciliation of net (loss) income applicable to common shares to FFO, and to FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Year-to-date, NOI for the same community portfolio was up 6.7 percent.  This increase was driven by a 3.5 percent increase in revenue and a 0.3 percent decrease in property operating expenses.

Debt Maturities
The Company has no debt maturities remaining in 2008, a total of $72.3 million maturing in 2009, and a total of $78.6 million in 2010.  A schedule of debt maturities can be found on page 24 of the supplemental fact book.

The Company’s $150 million line of credit had a balance of $14.5 million on September 30, 2008, and matures in 2011.

2008 Outlook
The Company has reaffirmed its expectations for full-year FFO as adjusted of $1.28 to $1.32 per share, which excludes defeasance and other prepayment costs.  Assumptions relating to the Company's earnings guidance can be found on page 25 of the supplemental fact book.

Conference Call
A conference call to discuss the results will be held tomorrow, Tuesday, October 28, 2008 at 2:00 p.m. (EST). To participate in the call:

Via Telephone: The dial in number is 800-860-2442 and the pass code is "Estates."

Via the Internet (listen only): Access the Company's website at www.aecrealty.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  Select the "Register for AEC’s Conference Call” link on the left hand side of the page and follow the brief instructions to register for the event.  The webcast will be archived through November 11, 2008.

Company Profile
Associated Estates Realty Corporation (AEC), based in Richmond Heights, Ohio, is a real estate investment trust (“REIT”) and is a member of the Russell 2000. AEC’s portfolio consists of 54 owned and managed properties totaling 13,396 units in nine states. For more information about the Company, please visit its website at www.aecrealty.com.

ASSOCIATED ESTATES REALTY CORPORATION 3rd QUARTER EARNINGS

FFO and FFO as adjusted are non-Generally Accepted Accounting Principle (GAAP) measures.  The Company generally considers FFO and FFO as adjusted to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company’s real estate between periods or as compared to different REITs.  A reconciliation of net (loss) income applicable to common shares to FFO and FFO as adjusted is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Safe Harbor Statement
This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2008 performance, which are based on certain assumptions.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the ability of the Company to consummate the sale of properties pursuant to its current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; the ability of the Company to refinance debt on favorable terms at maturity; the ability of the Company to defease or prepay debt pursuant to its current plan; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs); weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenue; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; risks associated with property acquisitions such as environmental liabilities, among others; changes in or termination of contracts relating to third party management and advisory business; risks related to the Company's joint venture; risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which  they are located; and the Company's ability to acquire properties at prices consistent with our investment criteria.

ASSOCIATED ESTATES REALTY CORPORATION 3rd QUARTER EARNINGS
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2008	2007	2008	2007

Total revenue		$35,343	$34,535	$101,484	$97,337
Net (loss) income		(3,043)	(2,821)	35,423	7,858
Net (loss) income applicable to common shares (1)		(4,244)	(4,022)	31,820	3,962

Add:	Depreciation - real estate assets	8,175	8,210	24,299	23,131
	Depreciation - real estate assets - joint ventures	24	24	69	505
	Amortization of joint venture deferred costs	-	-	-	17
	Amortization of intangible assets	1,101	753	3,062	792
Less:	Gain on disposition of properties	-	-	(45,203)	(17,043)
Funds from Operations (FFO) (2)		5,056	4,965	14,047	11,364

Funds from Operations (FFO) as adjusted (3)		5,056	4,965	16,006	15,760

Add:	Depreciation - other assets	326	315	1,015	919
	Depreciation - other assets - joint ventures	-	1	2	83
	Amortization of deferred financing fees	320	299	984	810
	Amortization of deferred financing fees - joint ventures	-	-	-	25

Less:	Recurring fixed asset additions	(3,159)	(2,999)	(7,104)	(6,670)
	Recurring fixed asset additions - joint ventures	(2)	(2)	(4)	(26)
Funds Available for Distribution (FAD) (4)		$2,541	$2,579	$10,899	$10,901

Per share
Net (loss) income applicable to common shares - basic and diluted (1)		$(0.26)	$(0.24)	$1.96	$0.23
Funds from Operations - basic and diluted (2)		$0.31	$0.29	$0.87	$0.66
Funds from Operations as adjusted - basic and diluted (3)		$0.31	$0.29	$0.99	$0.92
Dividends per share		$0.17	$0.17	$0.51	$0.51
Weighted average shares outstanding - basic and diluted (3)		16,298	17,069	16,222	17,110

ASSOCIATED ESTATES REALTY CORPORATION 3rd QUARTER EARNINGS
(1)

After preferred share dividends and original costs associated with the preferred share repurchase of $1,201, $1,201, $3,603 and $3,896, equivalent to $0.07, $0.07, $0.22 and $0.23 per common share, respectively.

(2)

The Company defines FFO as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(3)

The Company defines FFO as adjusted as FFO, as defined above, plus the add back of defeasance and other prepayment costs of $2.0 million for the nine months ended September 30, 2008, and $4.2 million for nine months ended September 30, 2007.  In accordance with GAAP, these prepayment costs are included as interest expense in the Company's Consolidated Statement of Operations.  Also added back is $172,000 of preferred stock repurchase costs for the nine months ended September 30, 2007.  In accordance with GAAP, the Company reclassified from additional paid in capital the original issuance costs associated with the repurchase of 111,500 depository shares of the Series B Preferred Shares for the nine months ended September 30, 2007.  The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4)

The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on AEC's website at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of www.aecrealty.com.